Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

by and between

IRONWOOD PHARMACEUTICALS, INC.

and

CYCLERION THERAPEUTICS, INC.

Dated as of         , 2019

EMPLOYEE MATTERS AGREEMENT

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Section 8.17.	Interpretation	26
Section 8.18.	No Duplication; No Double Recovery	26
Section 8.19.	No Waiver	26
Section 8.20.	Transfer of Records and Information	26
Section 8.21.	Cooperation	26

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of      , 2019, is entered into by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”), a Delaware corporation, and Cyclerion Therapeutics, Inc. (“Cyclerion”), a Massachusetts corporation and a wholly owned subsidiary of Ironwood.  Capitalized terms used and not defined herein shall have the meaning set forth in the Separation Agreement between the Parties, dated as of        ,       (the “Separation Agreement”).

W I T N E S S E T H:

WHEREAS, as contemplated by the Separation Agreement, Ironwood and Cyclerion desire to enter into this Agreement to provide for the allocation of Assets, Liabilities, and responsibilities with respect to certain matters relating to employees and other individual service providers (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                 General.  For purposes of this Agreement the following terms shall have the meaning ascribed to them in this Article I.

(1)                                 “2005 Plan” means the Ironwood Pharmaceuticals, Inc. Amended and Restated 2005 Stock Incentive Plan.

(2)                                 “2010 Plan” means the Ironwood Pharmaceuticals, Inc. Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan.

(3)                                 “Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(4)                                 “Adjustment Fraction” means a fraction, the numerator of which is the volume-weighted average trading price of Ironwood Common Stock (trading “regular way”) on the ten (10) trading days immediately prior to the date upon which the Distribution Effective Time occurs, as reported on Bloomberg, and the denominator of which is the Ironwood Post-Distribution Stock Price.

(5)                                 “Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.  Except as otherwise specifically set forth herein, in the Separation Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets governed by this Agreement.

(6)                                 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

(7)                                 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law.  Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

(8)                                 “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Entity.

(9)                                 “Conversion Fraction” means a fraction, the numerator of which is the volume-weighted average trading price of Ironwood Common Stock (trading “regular way”) on the ten (10) trading days immediately prior to the date upon which the Distribution Effective Time occurs and the denominator of which is the Purchase Price (as such term is used in the Stock Purchase Agreement).

(10)                          “Cyclerion 401(k) Plan” means the tax-qualified defined contribution savings plan with a cash or deferred arrangement under Section 401(k) of the Code adopted by Cyclerion or a Cyclerion Group member prior to the Distribution Effective Time.

(11)                          “Cyclerion Common Stock” means the common stock of Cyclerion, no par value.

(12)                          “Cyclerion Employee” means any individual who, as of the Distribution Effective Time, is either actively employed by or then on a leave of absence from Cyclerion or a Cyclerion Group member (including maternity, paternity, family, sick, disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) or who is employed by Ironwood or an Ironwood Group member and who becomes a Cyclerion Employee pursuant to the operation of this Agreement.

(13)                          “Cyclerion ESPP” has the meaning set forth in Section 2.7.

(14)                          “Cyclerion FSAs” has the meaning set forth in Section 4.3.

(15)                          “Cyclerion Group” means (a) Cyclerion and each entity that is a Subsidiary of Cyclerion or will be a Subsidiary of Cyclerion immediately following the Distribution Effective Time and (b) on and after the Distribution Effective Time, Cyclerion and any entity that is a Subsidiary of Cyclerion.

(16)                          “Cyclerion Health and Welfare Plans” has the meaning set forth in Section 4.1.

(17)                          “Cyclerion Omnibus Equity Plan” means the Cyclerion Omnibus Equity Plan adopted by Cyclerion prior to the Distribution Effective Time.

(18)                          “Cyclerion Participant” means any individual who is a Cyclerion Employee or a Former Cyclerion Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

(19)                          “Cyclerion Pharmaceutical Business” means: (i) the business, operations and activities conducted at any time prior to the Distribution Effective Time by either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the Cyclerion Product Candidates (including the discovery, research and development of such Cyclerion Product Candidates worldwide) or similar to the services to be provided under the Development Agreement; and (ii) the Cyclerion Discovery Programs.

(20)                          “Cyclerion RSU” means a restricted stock unit that represents a general unsecured promise by Cyclerion to deliver a share of Cyclerion Common Stock (or an amount in cash determined by reference to the value of a share of Cyclerion Common Stock), which restricted stock unit is granted as part of the adjustment to Ironwood RSUs as set forth in Section 5.2(c).

(21)                          “Dispute Notice” has the meaning set forth in Section 7.1.

(22)                          “Disputes” has the meaning set forth in Section 7.1.

(23)                          “Distribution Date” means the date, as shall be determined by the Board of Directors of Ironwood, on which the Distribution occurs.

(24)                          “Distribution Effective Time” means 12:01 a.m. on            , 2019, Eastern time, on the Distribution Date.

(25)                          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

(26)                          “Former Cyclerion Employee” means any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before the Distribution Effective Time, and who was primarily engaged in providing services to the Cyclerion Pharmaceutical Business as of the date of his or her termination of employment.

(27)                          “Former Ironwood Employee” means any individual whose employment with an Ironwood Group member terminated for any reason before the Distribution Effective Time, other than a Former Cyclerion Employee.

(28)                          “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(29)                          “Group” means (a) with respect to Ironwood, the Ironwood Group and (b) with respect to Cyclerion, the Cyclerion Group, as the context requires.

(30)                          “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

(31)                          “Incentive Stock Option” means an option which qualifies as an incentive stock option under the provisions of Section 422 of the Code.

(32)                          “Indemnifiable Loss” means any and all Liabilities, including damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable fees and expenses of attorneys’, accountants’, consultants’ and other professionals’ incurred in the investigation or defense thereof or the enforcement of rights hereunder.

(33)                          “Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article VI of the Separation Agreement to provide indemnification pursuant to such claim.

(34)                          “Ironwood 401(k) Plan” means the Ironwood Pharmaceuticals, Inc. 401(k) Savings Plan.

(35)                          “Ironwood Common Stock” means the Class A common stock, par value $0.001 per share, of Ironwood.

(36)                          “Ironwood Employee” means any individual who, as of the Distribution Effective Time, is either receiving compensation from a member of the Ironwood Group which is to be reported on IRS Form W-2 (in the case of individuals employed in the United States) or who is on the payroll of an Ironwood Group member (in the case of individuals outside the United States), but does not include any Cyclerion Employee.

(37)                          “Ironwood Equity-Based Plans” means the 2005 Plan and the 2010 Plan.

(38)                          “Ironwood ESPP” means the Amended and Restated Ironwood 2010 Employee Stock Purchase Plan.

(39)                          “Ironwood FSAs” has the meaning set forth in Section 4.3.

(40)                          “Ironwood Group” means (a) prior to the Distribution Effective Time, Ironwood and each entity that will be a Subsidiary of Ironwood immediately following the Distribution Effective Time and (b) from and after the Distribution Effective Time, Ironwood and each entity that is a Subsidiary of Ironwood.

(41)                          “Ironwood Health and Welfare Plans” means the health and welfare plans sponsored and maintained by Ironwood or any Ironwood Group member immediately prior to the Distribution Effective Time which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

(42)                          “Ironwood Participant” means any individual who is an Ironwood Employee or a Former Ironwood Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

(43)                          “Ironwood Post-Distribution Stock Price” means a number equal to (a) the aggregate value of all shares of Ironwood Common Stock outstanding immediately following the Distribution Effective Time minus the aggregate value of all shares of Cyclerion Common Stock outstanding immediately following the Distribution Effective Time, each as determined on a fully-diluted basis pursuant to the treasury stock method, divided by (b) the number of shares of Ironwood Common Stock outstanding immediately following the Distribution Effective Time, as determined on a fully-diluted treasury stock method basis.

(44)                          “Ironwood Restricted Stock” means Ironwood Common Stock subject to restrictions requiring that it be delivered or offered for sale to Ironwood if specified service or performance-based conditions are not satisfied granted by Ironwood prior to the Distribution Date pursuant to the Ironwood Equity-Based Plans.

(45)                          “Ironwood RSU” means a restricted stock unit that represents a general unsecured promise by Ironwood to deliver a share of Ironwood Common Stock (or an amount in cash determined by reference to the value of a share of Ironwood Common Stock).

(46)                          “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or in connection with any dispute, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.  Except as otherwise specifically set forth herein, in the Separation Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

(47)                          “Option” when immediately preceded by “Ironwood” means an option (either nonqualified or an Incentive Stock Option) to purchase Ironwood Common Stock granted by Ironwood prior to the Distribution Date pursuant to the Ironwood Equity-Based Plans and when immediately preceded by “Cyclerion” means an option (either nonqualified or an Incentive Stock Option) to purchase Cyclerion Common Stock, which option is granted pursuant to the Cyclerion Omnibus Equity Plan as part of the adjustment to Ironwood Options as set forth in Section 5.2(a).

(48)                          “Plan” when immediately preceded by “Ironwood” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including an Ironwood Health and Welfare Plan) for which the eligible classes of participants include employees or former employees of Ironwood or an Ironwood Group member (which may include employees of Cyclerion Group members prior to the Distribution Effective Time), and when immediately preceded by “Cyclerion,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Cyclerion Health and Welfare Plan) for which the eligible classes of participants are limited to employees or former employees (and their eligible dependents) of Cyclerion or a Cyclerion Group member, but no other Ironwood Group member.

(49)                          “Stock Purchase Agreement” means the Common Stock Purchase Agreement by and between Cyclerion Therapeutics, Inc. and the Investors named therein, dated as of       , 2019.

ARTICLE II

TRANSFER OF CYCLERION EMPLOYEES; GENERAL PRINCIPLES

Section 2.1.                                 Transfer of Employment to Cyclerion of Additional Employees; Post-Effective Time Transfers; Independent Contractors.

(a)                                 Following the date hereof and prior to the Distribution Effective Time, Ironwood and Cyclerion may cause the employment of individuals designated by Ironwood who are not employed by a Cyclerion Group member as of the date hereof to be transferred to a Cyclerion Group member.

(b)                                 In the event that Ironwood determines following the Distribution Effective Time that any individual employed outside the United States (other than an individual who the Parties intend to be a Cyclerion Employee) has inadvertently become employed by a member of the Cyclerion Group (due to the operation of transfer of undertakings or similar law or regulation), the Parties shall cooperate and take such actions as may be reasonably necessary in order to cause the employment of such individuals to be promptly transferred to a member of the Ironwood Group.

(c)                                  The Parties shall cooperate and take such actions as may be reasonably necessary in order to minimize potential statutory, contractual, plan-based or other severance or similar obligations to the Parties or their Affiliates in connection with any transfers of employment described in this Section 2.1.

(d)                                 Cyclerion will determine which, if any, temporary workers, individual consultants or independent contractors who are performing service primarily related to the Cyclerion Pharmaceutical Business, it wishes to transfer to Cyclerion and, the Parties shall use reasonable efforts to transfer the individual or to assign the applicable Contract to a member of the Cyclerion Group and Cyclerion shall, or shall cause a member of the Cyclerion Group to, assume and perform such Contract.

Section 2.2.                                 Assumption and Retention of Liabilities.  Ironwood and Cyclerion intend that employment-related Liabilities associated with Ironwood Participants are to be retained or assumed by Ironwood or an Ironwood Group member (other than, for the avoidance of doubt, a

Cyclerion Group member), and employment-related Liabilities associated with Cyclerion Participants are to be assumed by Cyclerion or a Cyclerion Group member, in each case, except as specifically set forth herein.  Accordingly, as of the Distribution Effective Time:

(a)                                 Ironwood or the applicable member of the Ironwood Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Ironwood Plans, (ii) all employment or service-related Liabilities with respect to (A) all Ironwood Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Ironwood or an Ironwood Group member and (iii) any Liabilities expressly transferred or allocated to Ironwood or an Ironwood Group member under this Agreement (it being understood and agreed that the provisions of this Agreement do not create or constitute a source of any such Liability); and

(b)                                 Cyclerion hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Cyclerion Plans, (ii) all employment or service-related Liabilities with respect to (A) all Cyclerion Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Cyclerion or a Cyclerion Group member, including, without limitation, for both (A) and (B) hereof, any such Liabilities that may have arisen or that may be based upon events that occurred while such Cyclerion Participant or other individual was employed by or otherwise provided services to Ironwood or an Ironwood Group member, and (iii) any Liabilities expressly transferred or allocated to Cyclerion or a Cyclerion Group member under this Agreement.

Section 2.3.                                 Cyclerion Participation in the Ironwood Plans.  Except as expressly provided in Article V of this Agreement, effective not later than the Distribution Effective Time, Cyclerion and each Cyclerion Group member shall cease to be a participating company in each Ironwood Plan, and Ironwood and Cyclerion shall take all necessary action before the Distribution Effective Time to effectuate such cessation as a participating company.

Section 2.4.                                 Sponsorship of the Cyclerion Plans.  Effective no later than immediately prior to the Distribution Effective Time, Ironwood and Cyclerion shall take such actions (if any) as are required to cause Cyclerion or a Cyclerion Group member to assume, sole sponsorship of, and all Liabilities with respect to, each Cyclerion Plan.

Section 2.5.                                 No Duplication of Benefits; Service and Other Credit.  Ironwood and Cyclerion shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent Cyclerion Participants from receiving duplicative benefits from the Ironwood Plans and the Cyclerion Plans. With respect to Cyclerion Employees, each Cyclerion Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service prior to the Distribution Effective Time with Ironwood or an Ironwood Group member shall be treated as service with Cyclerion or the applicable Cyclerion

Group member.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any Cyclerion Plan.  Each Cyclerion Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to Cyclerion Employees.  Cyclerion shall honor any deductibles incurred by Cyclerion Employees and their eligible dependents under any Ironwood medical plan (but not, for the avoidance of doubt, under any Ironwood dental plan) in which they participated immediately prior to the Distribution Effective Time during the then-elapsed portion of the calendar year prior to the Distribution Effective Time for purposes of satisfying any deductibles or out-of-pocket maximums under the Cyclerion Plans in which they are eligible to participate after the Distribution Effective Time in the same plan year in which such deductibles were incurred.  For the avoidance of doubt, Cyclerion shall not be required to honor any co-payments incurred by Cyclerion Employees or their eligible dependents under any Ironwood Health and Welfare Plan for purposes of satisfying any out-of-pocket maximums under the Cyclerion Plans in which they are eligible to participate after the Distribution Effective Time.

Section 2.6.                                 Reimbursements.  From time to time after the Distribution Effective Time, the Parties shall reimburse one another, within sixty (60) days following reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made, pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

Section 2.7.                                 Approval of Plans.  Prior to the Distribution Effective Time, Ironwood shall have caused Cyclerion to adopt the Cyclerion Omnibus Equity Plan and an employee stock purchase plan intended to meet the requirements of Section 423 of the Code and the regulations promulgated thereunder (the “Cyclerion ESPP”) and have taken all actions as may be necessary to approve the Cyclerion Omnibus Equity Plan and the Cyclerion ESPP in order to satisfy the applicable requirements of the Code and the applicable rules and regulations of the NASDAQ.

Section 2.8.                                 Delivery of Shares; Registration Statement.  From and after the Distribution Effective Time, Ironwood shall have sole responsibility for delivery of shares of Ironwood Common Stock pursuant to awards issued under an Ironwood Plan in satisfaction of any obligations to deliver such shares under such Ironwood Plan (including delivery to Cyclerion Employees and Former Cyclerion Employees) and shall do so without compensation from any Cyclerion Group member.  From and after the Distribution Effective Time, Cyclerion shall have sole responsibility for delivery of shares of Cyclerion Common Stock pursuant to awards issued under a Cyclerion Plan in satisfaction of any obligations to deliver such shares under the Cyclerion Plans (including delivery to Ironwood Employees and Former Ironwood Employees) and shall do so without compensation from any Ironwood Group member.  Cyclerion shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such issued or issuable shares prior to the Distribution Effective Time and shall cause such registration to remain in effect for so long as there may be an obligation to deliver Cyclerion shares under such Cyclerion and/or Ironwood Plans.  Ironwood shall use commercially reasonable efforts to assist Cyclerion in completing such registration.

Section 2.9.                                 Labor Relations.  To the extent required by applicable Law or any agreement with a labor union, works council or similar employee organization, the Parties shall cooperate to provide notice, engage in consultation and take any similar action which may be required on its part in connection with the Separation.

ARTICLE III

DEFINED CONTRIBUTION AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Section 3.1.                                 401(k) Plan.

(a)                                 Establishment of Plan and Trust.  Prior to the Distribution Effective Time, Ironwood shall cause Cyclerion or a Cyclerion Group member to adopt the Cyclerion 401(k) Plan, which shall be substantially similar in all material respects to the Ironwood 401(k) Plan, and any trust agreements, other plan documents, summary plan descriptions, notices and enrollment materials reasonably necessary to implement the Cyclerion 401(k) Plan, and shall cause trustees to be appointed for such plan.  Each Cyclerion Employee who was eligible to participate in the Ironwood 401(k) Plan immediately prior to the effective date of the Cyclerion 401(k) Plan (or prior to the Distribution Effective Time, if later) shall be eligible to participate in the Cyclerion 401(k) Plan as of its effective date, and the participation of each Cyclerion Employee in the Ironwood 401(k) Plan shall cease as of such date.  All other Cyclerion Employees shall become eligible to participate in the Cyclerion 401(k) Plan as provided under the terms of such plan.

(b)                                 Assumption of Liabilities and Transfer of Assets.  In accordance with applicable Law, Ironwood and Cyclerion shall cause, in the manner described herein, the accounts under the Ironwood 401(k) Plan of each Cyclerion Employee to be transferred to the Cyclerion 401(k) Plan on, or as soon as practicable after, the effective date of the Cyclerion 401(k) Plan and prior to the Distribution Date.  On, or as soon as practicable after, the effective date of the Cyclerion 401(k) Plan, and prior to the Distribution Date: (i) Ironwood shall cause the accounts (including any outstanding loan balances) of each Cyclerion Employee in the Ironwood 401(k) Plan to be transferred from the trust established under the Ironwood 401(k) Plan to the trust established under the Cyclerion 401(k) Plan ; (ii) the Cyclerion 401(k) Plan shall assume and be solely responsible for all Liabilities under the Cyclerion 401(k) Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) Cyclerion shall cause such transferred accounts to be accepted by the Cyclerion 401(k) Plan and its related trust and shall cause the Cyclerion 401(k) Plan to satisfy all protected benefit requirements under Section 411(d)(6) of Code and applicable Law with respect to the transferred accounts.

(c)                                  Severance from Employment.  Participants in the Ironwood 401(k) Plan will not be treated as having experienced a severance from employment, within the meaning of Section 401(k)(2)(B)(i) of the Code, for purposes of such plans as a result of the Separation or the occurrence of the Distribution Effective Time.

(d)                                 Post-Distribution Effective Time Contributions.  If any Cyclerion Employees are entitled to employer matching contributions under Section 1.11(a)(2) of the Ironwood 401(k) Plan (or any other employer contributions under such plan) with respect to contributions made by Cyclerion Employees into the Ironwood 401(k) Plan in the 2019 plan year prior to the Distribution Effective Time, and such employer matching contributions have not yet been deposited into the Cyclerion Employees’ accounts under the Ironwood 401(k) Plan as of the date such accounts are transferred from the trust established under the Ironwood 401(k) Plan to the trust established under the Cyclerion 401(k) Plan as set forth in Section 3.1(b), then Ironwood shall contribute the amount of such employer matching contributions (and other employer contributions, if any) into the applicable Cyclerion Employees’ accounts under the Ironwood 401(k) Plan as soon as practicable following the determination of such employer matching contribution (and other employer contribution, if any) amounts.  Ironwood shall then cause the amount of such employer matching contributions (and other employer contributions, if any) to be transferred to the Cyclerion 401(k) Plan in the manner set forth in Section 3.1(b) as soon as practicable following their deposit into the Ironwood 401(k) Plan, and Cyclerion shall cause such transferred amounts to be accepted by the Cyclerion 401(k) Plan.

ARTICLE IV

HEALTH AND WELFARE PLANS; PAYROLL; COBRA AND VACATION

Section 4.1.                                 Cessation of Participation in Ironwood Health and Welfare Plans.  Prior to the Distribution Effective Time, Cyclerion shall establish health and welfare plans (the “Cyclerion Health and Welfare Plans”) which generally correspond to the Ironwood Health and Welfare Plans in which Cyclerion Employees participate immediately prior to the Distribution Effective Time.  As of the Distribution Effective Time, Cyclerion Employees shall cease to participate in the Ironwood Health and Welfare Plans and shall, as applicable, commence participation in the corresponding Cyclerion Health and Welfare Plan in which they have enrolled.  Cyclerion shall cause Cyclerion Employees and their covered dependents who participate in Ironwood Health and Welfare Plans immediately before the Distribution Effective Time to be automatically enrolled as of the Distribution Effective Time in such Cyclerion Health and Welfare Plans as are made available to the Cyclerion Employee.  The transfer of employment from Ironwood or an Ironwood Group member to Cyclerion or a Cyclerion Group member prior to or as of the Distribution Effective Time shall not be treated as a “qualifying event” with respect to any Cyclerion Employee under the Ironwood Health and Welfare Plans or the Cyclerion Health and Welfare Plans.

Section 4.2.                                 Allocation of Health and Welfare Plan Liabilities.  All outstanding Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of Cyclerion Employees or their covered dependents under the Ironwood Health and Welfare Plans on or before the Distribution Effective Time shall be retained by Ironwood.  Any Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of Cyclerion Employees or their covered dependents under the Ironwood Health and Welfare Plans following the Distribution Effective Time shall be assumed by Cyclerion; provided, however, that to the extent such a Liability is covered under an insurance policy maintained with respect to an Ironwood Health and Welfare Plan regardless of when the Liability arises, and such Liability is not covered under an insurance policy maintained with respect to a Cyclerion Health and Welfare Plan, such Liability shall be retained by Ironwood to the extent of such coverage; and provided further, however, that to the extent that Ironwood receives prior to the Distribution Effective Time an invoice from a service provider billing Ironwood for a service or product relating to health or welfare coverage for

Cyclerion Employees or their covered dependents following the Distribution Effective Time, Ironwood shall be responsible for paying such invoice and Cyclerion shall reimburse Ironwood for any amount paid by Ironwood.  For purposes of this Agreement, a claim shall be incurred upon the date upon which service or product giving rise to the Liability was provided. Any payments, repayments, reimbursements or credits consisting of, or representing, dividends, demutualizations, premium refunds, rebates, subrogation or similar reimbursements, overpayments, class action recoveries, or like payments under, or relating to, any Ironwood Health or Welfare Plan whenever occurring shall remain the property solely of Ironwood and neither Cyclerion, any Cyclerion Group member nor any Cyclerion Participant shall have any interest in or right to such Ironwood property.

Section 4.3.                                 Flexible Spending Plan Treatment.  Prior to the Distribution Effective Time, Cyclerion shall establish a dependent care spending account and a medical care spending account (the “Cyclerion FSAs”) effective as of the Distribution Effective Time, which Cyclerion FSAs shall have terms that are substantially identical to the analogous Ironwood dependent care and medical care flexible spending accounts (the “Ironwood FSAs”) as in effect immediately prior to the Distribution Effective Time.  Cyclerion and Ironwood shall take all steps necessary or appropriate so that the account balances (positive or negative) under the Ironwood FSAs of each Cyclerion Employee who has elected to participate therein in the year in which the Distribution Effective Time occurs shall be transferred on, or as soon as practicable after, the Distribution Effective Time from the Ironwood FSAs to the corresponding Cyclerion FSAs.  The Cyclerion FSAs shall assume responsibility as of the Distribution Effective Time for all outstanding dependent care and medical care claims under the Ironwood FSAs of each Cyclerion Employee for the year in which the Distribution Effective Time occurs and shall assume the rights of and agree to perform the obligations of the analogous Ironwood FSA from and after the Distribution Effective Time.  Cyclerion shall take all steps necessary or appropriate so that the contribution elections of each such Cyclerion Employee as in effect immediately before the Distribution Effective Time remain in effect under the Cyclerion FSAs following the Distribution Effective Time. As soon as practicable, after the Distribution Effective Time, Ironwood shall transfer to Cyclerion an amount equal to the total contributions made to the Ironwood FSAs by Cyclerion Employees in respect of the plan year in which the Distribution Effective Time occurs, reduced by an amount equal to the total claims already paid to Cyclerion Employees in respect of such plan year. From and after the Distribution Effective Time, Ironwood shall provide Cyclerion with such information such entity may reasonably request to enable it to verify any claims information pertaining to an Ironwood FSA.

Section 4.4.                                 Workers’ Compensation Liabilities.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by Cyclerion Employees or Former Cyclerion Employees that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Distribution Effective Time and while such individual was employed by Ironwood or an Ironwood Group member shall be retained by Ironwood.  Any workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by Cyclerion Employees or Former Cyclerion Employees that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, following the Distribution Effective Time shall be assumed by Cyclerion; provided, however, that to the extent such a Liability is covered under a workers compensation insurance policy of Ironwood or an Ironwood Group member regardless of when the Liability arises, and such Liability is not covered under a workers compensation insurance policy of Cyclerion or a Cyclerion Group member, such Liability shall be retained by Ironwood or an Ironwood Group member to the extent of such coverage; and provided further, however, that to the extent that Ironwood or an Ironwood Group member, as applicable,  receives prior to the Distribution Effective Time an invoice for a covered expense with respect to such Liability, Ironwood shall be responsible for paying such invoice and Cyclerion shall reimburse Ironwood for any amount paid by Ironwood.  Notwithstanding the foregoing, Cyclerion shall assume worker’s compensation Liabilities to the extent they are imposed on Cyclerion under applicable Law or where the injury or illness related to the Liability is aggravated or subject to further injury after the Distribution Effective Time.  A Liability which must be paid due to the existence of a deductible shall not be deemed to be covered by a workers compensation insurance policy for purposes of this Section 4.4.  Subject to the foregoing, Cyclerion and each Cyclerion Group member shall also be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by a Cyclerion Employee that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Distribution Effective Time.  Ironwood, each Ironwood Group member, Cyclerion and each Cyclerion Group member shall cooperate with respect to processing of claims, any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

Section 4.5.                                 Payroll Taxes and Reporting.  Ironwood and Cyclerion (i) shall, to the extent practicable, treat Cyclerion (or a Cyclerion Group member designated by Cyclerion) as a “successor employer” and Ironwood (or the appropriate Ironwood Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Cyclerion Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) hereby agree to use commercially reasonable efforts to implement the standard procedure described in Section 4 of Revenue Procedure 2004-53.  Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, including all withholding obligations otherwise set forth therein, Ironwood, each Ironwood Group member, Cyclerion and each Cyclerion Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Distribution Effective Time, including compensation related to the exercise of stock options or the vesting or exercise of other equity awards, including in instances where such equity awards are with respect to the equity of the other Party.

Section 4.6.                                 COBRA and HIPAA Compliance.  Ironwood or an Ironwood Group member shall retain the responsibility for administering compliance with the health care continuation requirements of COBRA for any COBRA qualified beneficiaries who incur a COBRA qualifying event or loss of coverage under the Ironwood Health and Welfare Plans at any time before the Distribution Effective Time.  Cyclerion shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Cyclerion Health and Welfare Plans with respect to Cyclerion Participants who incur a COBRA qualifying event or loss of coverage under the Cyclerion Health and Welfare Plans at any time upon or after the Distribution Effective Time.

Section 4.7.                                 Vacation and Paid Time Off.  As of the Distribution Effective Time, the applicable Cyclerion Group member shall credit each Cyclerion Employee with the vacation that such individual has accrued immediately prior to the Distribution Effective Time in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Distribution Effective Time.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

Section 5.1.                                 Annual Cash-Based Incentive Plans.  As of the Distribution Effective Time, Cyclerion shall assume the obligation, if any, to pay each Cyclerion Employee who is participating in an annual cash incentive bonus program in respect of 2019 performance (whether payable in fiscal year 2019 or fiscal year 2020) of Ironwood or an Ironwood Group member such Cyclerion Employee’s incentive bonus under such plan, based upon the amount accrued by Ironwood in respect of such obligations.  Cyclerion shall cause such payments to be made to the applicable Cyclerion Employees at the time such payments are made under the corresponding Ironwood incentive bonus program.

Section 5.2.                                 Awards under the Ironwood Equity-Based Plans.  Ironwood and, where applicable, Cyclerion shall take all actions necessary or appropriate so that each outstanding Ironwood Option, share of Ironwood Restricted Stock and Ironwood RSU outstanding immediately prior to the Distribution Effective Time shall be adjusted as set forth in this Section 5.2.

(a)                                 Options.

(i)                                     Vested Ironwood Options.  Subject to Section 5.2(a)(ii), upon the Distribution Effective Time, each vested Ironwood Option, whether held by an Ironwood Participant or a Cyclerion Participant, will be equitably adjusted in accordance with the Distribution, such that each Ironwood Participant or Cyclerion Participant who holds vested Ironwood Options shall, upon the Distribution Effective Time, hold vested Ironwood Options and vested Cyclerion Options.

(1)                                 The number of shares of Ironwood Common Stock subject to the vested adjusted Ironwood Option will be equal to the number of shares of Ironwood Common Stock subject to the option immediately prior to the Distribution Effective Time.  The per share exercise price of the vested adjusted Ironwood Option will be equal to the per share exercise price of the original Ironwood Option divided by the Adjustment Fraction, with the result being rounded up to the nearest whole cent.  Each vested adjusted Ironwood Option shall be subject to the same terms and conditions regarding type (whether an Incentive Stock Option or a nonqualified Option), term, and other provisions regarding exercise as set forth in the original Ironwood Option

(including, for the avoidance of doubt, that a Cyclerion Participant will not be deemed to have experienced a termination of employment for purposes of any post-termination exercise provisions applicable to such vested adjusted Ironwood Option so long as he or she remains in continued employment with Cyclerion).

(2)                                 The number of shares of Cyclerion Common Stock subject to the vested Cyclerion Option will be equal to the number of shares of Ironwood Common Stock subject to the option immediately prior to the Distribution Effective Time divided by      , with the result being rounded down to the nearest whole share.  The per share exercise price of the vested Cyclerion Option will be equal to the per share exercise price of the original Ironwood Option divided by the Conversion Fraction, with the result being rounded up to the nearest whole cent.  Each vested Cyclerion Option shall be subject to the same terms and conditions regarding type (whether an Incentive Stock Option or a nonqualified Option), term, and other provisions regarding exercise as set forth in the original Ironwood Option (including, for the avoidance of doubt, that an Ironwood Participant will not be deemed to have experienced a termination of employment for purposes of any post-termination exercise provisions applicable to such vested Cyclerion Option so long as he or she remains in continued employment with Ironwood).

(ii)                                  Vested Ironwood Incentive Stock Options under the 2010 Plan.

(1)                                 Incentive Stock Options held by Ironwood Participants.  Notwithstanding anything to the contrary herein, unless an Ironwood Participant has, pursuant to Section 23 of the 2010 Plan, submitted a written request to the Administrator of the 2010 Plan to convert his or her vested Ironwood Incentive Stock Options into vested non-statutory Options to purchase Ironwood Common Stock (in which case, Section 5.2(a)(i) shall apply to such awards), upon the Distribution Effective Time, each vested Ironwood Incentive Stock Option granted pursuant to the 2010 Plan held by an Ironwood Participant will be equitably adjusted solely into a vested adjusted Ironwood Incentive Stock Option.  The number of shares of Ironwood Common Stock subject to the vested adjusted Ironwood Incentive Stock Option will be equal to the number of shares of Ironwood Common Stock subject to the option immediately prior to the Distribution Effective Time multiplied by the

Adjustment Fraction, with the result being rounded down to the nearest whole share.  The per share exercise price of the adjusted Ironwood Incentive Stock Option will be equal to the per share exercise price of the original Ironwood Incentive Stock Option divided by the Adjustment Fraction, with the result being rounded up to the nearest whole cent.  Each vested adjusted Ironwood Incentive Stock Option shall be subject to the same terms and conditions regarding type (whether an Incentive Stock Option or a nonqualified Option), term, and other provisions regarding exercise as set forth in the original Ironwood Incentive Stock Option.

(2)                                 Incentive Stock Options held by Cyclerion Participants. Notwithstanding anything to the contrary herein, unless a Cyclerion Participant has, pursuant to Section 23 of the 2010 Plan, submitted a written request to the Administrator of the 2010 Plan to convert his or her vested Ironwood Incentive Stock Options into vested non-statutory Options to purchase Ironwood Common Stock (in which case, Section 5.2(a)(i) shall apply to such awards), upon the Distribution Effective Time, each vested Ironwood Incentive Stock Option granted under the 2010 Plan held by a Cyclerion Participant will be converted into a vested Cyclerion Incentive Stock Option.  The number of shares of Cyclerion Common Stock subject to the vested Cyclerion Incentive Stock Option will be equal to the number of shares of Ironwood Common Stock subject to the option immediately prior to the Distribution Effective Time multiplied by the Conversion Fraction, with the result being rounded down to the nearest whole share.  The per share exercise price of the Cyclerion Incentive Stock Option will be equal to the per share exercise price of the original Ironwood Incentive Stock Option divided by the Conversion Fraction, with the result being rounded up to the nearest whole cent.  Each vested Cyclerion Incentive Stock Option shall be subject to the same terms and conditions regarding type (whether an Incentive Stock Option or a nonqualified Option), term, and other provisions regarding exercise as set forth in the original Ironwood Incentive Stock Option.

(iii)                               Unvested Ironwood Options held by Ironwood Participants. Upon the Distribution Effective Time, each unvested Ironwood Option held by an Ironwood Participant will be equitably adjusted solely into an unvested adjusted Ironwood Option.  The number of shares of Ironwood Common Stock subject to the unvested adjusted Ironwood Option will be equal to the number of shares of Ironwood Common

Stock subject to the option immediately prior to the Distribution Effective Time multiplied by the Adjustment Fraction, with the result being rounded down to the nearest whole share.  The per share exercise price of the unvested adjusted Ironwood Option will be equal to the per share exercise price of the original Ironwood Option divided by the Adjustment Fraction, with the result being rounded up to the nearest whole cent.  Each unvested adjusted Ironwood Option shall be subject to the same terms and conditions regarding type (whether an Incentive Stock Option or a nonqualified Option), term, vesting, and other provisions regarding exercise as set forth in the original Ironwood Option.

(iv)                              Unvested Ironwood Options held by Cyclerion Participants.  Upon the Distribution Effective Time, each unvested Ironwood Option held by a Cyclerion Participant will be converted into an unvested Cyclerion Option.  The number of shares of Cyclerion Common Stock subject to the unvested Cyclerion Option will be equal to the number of shares of Ironwood Common Stock subject to the option immediately prior to the Distribution Effective Time multiplied by the Conversion Fraction, with the result being rounded down to the nearest whole share.  The per share exercise price of the unvested Cyclerion Option will be equal to the per share exercise price of the original Ironwood Option divided by the Conversion Fraction, with the result being rounded up to the nearest whole cent.  Each unvested Cyclerion Option shall be subject to the same terms and conditions regarding type (whether an Incentive Stock Option or a nonqualified Option), term, vesting (including, for the avoidance of doubt, that each Cyclerion Participant will receive service credit for purposes of vesting for periods of employment with Ironwood prior to the Distribution Effective Time), and other provisions regarding exercise as set forth in the original Ironwood Option; provided, however, that each Cyclerion Option held by Mark Currie that vests upon the attainment of specified performance criteria shall be adjusted to provide that the relevant performance criteria applies to performance of Cyclerion following the Distribution Effective Time.

(v)                                 Extended Exercisability of Options.  Any extended period of exercisability applicable to stock options held by an individual listed on Schedule 5.2(a)(v) to which such individual becomes entitled pursuant to an Executive Severance Agreement entered into prior to the Distribution Effective Time between such individual and Ironwood or Cyclerion, as applicable (or if such individual has not yet entered into an Executive Severance Agreement with Ironwood or Cyclerion, as applicable, the extended period of exercisability set forth opposite such individuals name on Schedule 5.2(a)(v)) shall apply to any adjusted Ironwood Options and any Cyclerion Options issued in accordance with this Section 5.2.

(b)                                 Ironwood Restricted Stock.

(i)                                     Ironwood Restricted Stock held by Ironwood Participants.  Upon the Distribution Effective Time, each share of Ironwood Restricted Stock held by an Ironwood Participant will be equitably adjusted solely into shares of adjusted Ironwood Restricted Stock.  The number of shares of adjusted Ironwood Restricted Stock will be equal to the number of shares of Ironwood Restricted Stock immediately prior to the Distribution Effective Time multiplied by the Adjustment Fraction, with the result being rounded down to the nearest whole share.  Each adjusted Ironwood Restricted Stock award shall be subject to the same terms and conditions regarding term, vesting, and other provisions as set forth in the original Ironwood Restricted Stock award.  For the avoidance of doubt, the adjusted Ironwood Restricted Stock shall continue to vest only for so long as the applicable Ironwood Participant continues to serve on the Board of Directors of Ironwood.

(ii)                                  Ironwood Restricted Stock held by Cyclerion Participants.  Upon the Distribution Effective Time, each share of Ironwood Restricted Stock held by a Cyclerion Participant will be equitably adjusted solely into shares of adjusted Cyclerion Restricted Stock.  The number of shares of Cyclerion Restricted Stock will be equal to the number of shares of Ironwood Restricted Stock immediately prior to the Distribution Effective Time multiplied by the Conversion Fraction, with the result being rounded down to the nearest whole share.  Each Cyclerion Restricted Stock award shall be subject to the same terms and conditions regarding term, vesting, and other provisions as set forth in the original Ironwood Restricted Stock award.  For the avoidance of doubt, the Cyclerion Restricted Stock shall continue to vest only for so long as the applicable Cyclerion Participant continues to serve on the Board of Directors of Cyclerion.

(c)                                  Ironwood RSUs.

(i)                                     Ironwood RSUs held by Ironwood Participants.  Upon the Distribution Effective Time, each Ironwood RSU held by an Ironwood Participant will be equitably adjusted solely into an adjusted Ironwood RSU.  The number of shares of Ironwood Common Stock subject to the adjusted Ironwood RSU will be equal to the number of shares of Ironwood Common Stock subject to the Ironwood RSU immediately prior to the Distribution Effective Time multiplied by the Adjustment Fraction, with the result being rounded down to the nearest whole share.  Each adjusted Ironwood RSU shall be subject to the same terms and conditions regarding term, vesting, and other provisions as set forth in the original Ironwood RSU award.

(ii)                                  Ironwood RSUs held by Cyclerion Participants.  Except as otherwise provided in this Section 5.2(c)(ii), upon the Distribution Effective Time, each Ironwood RSU held by a Cyclerion Participant will be equitably adjusted solely into an Cyclerion RSU.  The number of shares of Cyclerion Common Stock subject to the Cyclerion RSU will be equal to the number of shares of Ironwood Common Stock subject to the Ironwood RSU immediately prior to the Distribution Effective Time multiplied by the Conversion Fraction, with the result being rounded down to the nearest whole share.  Each Cyclerion RSU shall be subject to the same terms and conditions regarding term, vesting (including, for the avoidance of doubt, that each Cyclerion Participant will receive service credit for purposes of vesting for periods of employment with Ironwood prior to the Distribution Effective Time), and other provisions as set forth in the original Ironwood RSU award.  Notwithstanding anything to the contrary in this Section 5.2(c)(ii), each Ironwood RSU granted on July 31, 2018 and designated as a “recognition award” will be adjusted as provided in Section 5.2(c)(i).

(d)                                 Delivery; Withholding.

(i)                                     Delivery.  Cyclerion shall be solely responsible for the issuance of Cyclerion Common Stock in respect of the grant, exercise and/or vesting of Cyclerion Options and Cyclerion RSUs (regardless of the holder thereof).  Ironwood shall be solely responsible for the issuance of Ironwood Common Stock in respect of the grant, exercise, and/or vesting of Ironwood Options, Ironwood Restricted Stock and Ironwood RSUs (regardless of the holder thereof).

(ii)                                  Withholding and Reporting. Following the Distribution Effective Time, (i) Cyclerion shall be solely responsible for all income, payroll and other tax remittance and reporting related to the compensation of Cyclerion Participants in respect of Cyclerion Options and Cyclerion RSUs and Ironwood Options, Ironwood Restricted Stock and Ironwood RSUs and (ii) Ironwood shall be solely responsible for all income, payroll and other tax remittance and reporting related to the compensation of Ironwood Participants in respect of Cyclerion Options and Cyclerion RSUs and Ironwood Options, Ironwood Restricted Stock and Ironwood RSUs. The Parties will cooperate and communicate with each other and with third-party providers to effectuate the withholding and remittance of any such taxes, as well as any required tax reporting, in a timely, efficient and appropriate manner.  To the maximum extent permitted under applicable Law, Ironwood and Cyclerion shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all information reasonably necessary for the efficient and accurate administration of each of the Ironwood Equity-Based Plans and the Cyclerion Omnibus Equity Plan, including but not limited to information regarding terminations of employment and the attainment of any specified performance criteria set forth in any awards of Ironwood or Cyclerion Options, Restricted Stock or RSUs.

(e)                                  Allocation of Tax Deduction.  The allocation of any deduction in respect of equity based awards held by Ironwood or Cyclerion Participants will be governed by Section 3.09 of the Tax Matters Agreement.

(f)                                   Partial Interests in Shares.  To the extent that any adjustment described in this Section 5.2 results in any fractional interest in shares, such fractional interest shall be rounded down to the nearest whole share and Ironwood or Cyclerion, as the case may be, shall pay to their respective employees as soon as practicable following the Separation Date a payment in cash equal to such fractional share interest multiplied by the volume-weighted average trading price of the Ironwood Common Stock or Cyclerion Common Stock, as the case may be, on the ten (10) trading days immediately following the date upon which the Separation Effective Time occurs.

(g)                                  Administration.  Each of Ironwood and Cyclerion shall establish an appropriate administration system (through E*TRADE Securities LLC and Computershare Limited) in order to handle exercises and delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.  Upon the Distribution Effective Time, Cyclerion shall succeed to all administrative and interpretive and other rights of Ironwood with respect to awards converted into awards with respect to Cyclerion Common Stock hereunder.  Each of Ironwood and Cyclerion agree that it shall engage E*TRADE Securities LLC as its stock plan administrator until the date on which all Cyclerion Options and RSUs held by Ironwood

Participants and all Ironwood Options, Restricted Stock and RSUs held by Cyclerion Participants have vested (or, with respect to Options, vested and been exercised), expired, terminated or been forfeited or cancelled.  Notwithstanding the foregoing sentence, Ironwood or Cyclerion may engage a stock plan administrator other than E*TRADE Securities LLC with the written consent of the other party.

(h)                                 No Effect on Subsequent Awards.  The provisions of this Section 5.2 shall have no effect on the terms and conditions of equity and equity-based awards granted following the Distribution Date by Ironwood or Cyclerion.

(i)                                     No Termination of Employment or Service.  Holders of equity or equity-based awards described in this Section 5.2 will not be treated as having experienced a termination of employment or service for purposes of such awards as a result of the Separation or the occurrence of the Distribution Effective Time.

Section 5.3.                                 Ironwood ESPP.  As of the Distribution Effective Time, the participation of Cyclerion Employees in the Ironwood ESPP shall terminate and, as soon as practicable following the Distribution Date, the Cyclerion Employees shall receive a lump sum amount in respect of their payroll deductions not previously used to purchase Ironwood Common Stock in accordance with the terms of the Ironwood ESPP.

Section 5.4.                                 Blackout Period.

(a)                                 During the period beginning as of the Record Date and ending as of the date that is eight (8) weeks following the Distribution Date (the “Blackout Period”), no Ironwood Participant or Cyclerion Participant who holds vested Ironwood Options may exercise such Ironwood Options.

(b)                                 If the employment of an Ironwood Employee or a Cyclerion Employee is terminated during the Blackout Period, and the entity employing such individual (the “Employing Entity”), determines to extend the period of exercisability applicable to stock options held by such Ironwood Employee or Cyclerion Employee, the entity that does not employ such individual (the “Non-Employing Entity”) shall also elect to extend the period of exercisability applicable to any stock options held by such individual in the Non-Employing Entity; provided, however, that the Non-Employing Entity shall not be required to extend the period of exercisability for such stock options for any period longer than is necessary to provide such individual the opportunity to exercise his or her stock options in the Non-Employing Entity for the period of time provided in the applicable award agreement.

Section 5.5.                                 Section 409A. The Parties agree that their intent is that all payments and benefits under this Agreement will comply with or be exempt from Section 409A of the Code to the extent applicable.  This Agreement shall be interpreted such that all such payments and benefits either comply with or are exempt from Section 409A of the Code, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, Ironwood and Cyclerion agree to negotiate in good faith regarding the need for any treatment of any payments or benefits hereunder different from that otherwise provided herein to ensure that the treatment of Ironwood or Cyclerion Options, RSUs, Restricted Stock or other compensation hereunder does not cause the imposition of a tax under Section 409A of the Code.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1.                                 Sharing of Participant Information.  To the maximum extent permitted under applicable Law, Ironwood and Cyclerion shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Ironwood Plans and the Cyclerion Plans. Ironwood and Cyclerion and their respective authorized agents shall, subject to applicable Laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

Section 6.2.                                 No Third Party Beneficiaries.  No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Ironwood, an Ironwood Group member, Cyclerion, or a Cyclerion Group member under this Agreement, the Separation Agreement, any Ironwood Plan or Cyclerion Plan or otherwise.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Cyclerion or any Cyclerion Group member, at any time after the Distribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Cyclerion Plan, any benefit under any Cyclerion Plan or any trust, insurance policy or funding vehicle related to any Cyclerion Plan; and (iii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Ironwood or any Ironwood Group member, at any time after the Distribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Ironwood Plan, any benefit under any Ironwood Plan or any trust, insurance policy or funding vehicle related to any Ironwood Plan.

Section 6.3.                                 Audit Rights with Respect to Information Provided.  Each of Ironwood and Cyclerion, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party pursuant to this Agreement.  The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.3, which shall require reasonable advance notice by the auditing Party.  The auditing Party shall have the right to make copies of any relevant records at its expense, subject to applicable Law.  Failure of a third party service provider to provide information shall not constitute a breach of this Section 6.3; provided, that the applicable Party has timely requested the information from such service provider

Section 6.4.                                 Fiduciary Matters.  Ironwood and Cyclerion each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 6.5.                                 Consent of Third Parties.  If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Entity), Ironwood and Cyclerion shall use commercially reasonable efforts to obtain such consent, and if such consent is not obtained, to implement the applicable provisions of this Agreement to the full extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Ironwood and Cyclerion shall negotiate in good faith to implement the provision in a mutually satisfactory manner.  The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

Section 6.6.                                 Assignment of “Claw-Back” or Recoupment Rights.  To the extent a member of the Ironwood Group holds any repayment “claw-back” or recoupment rights with respect to remuneration paid or provided to Cyclerion Employees (e.g., the right to require repayment of compensation upon a termination of employment or misconduct by the employee) in connection with any relocation benefit, sign-on bonus, tuition benefit or otherwise, such rights are hereby assigned to Cyclerion upon the Distribution Effective Time, it being agreed that the transactions contemplated by the Separation Agreement shall not, in and of themselves, trigger any such repayment or recoupment right.  The Parties shall cooperate to execute any further documentation as may be necessary to evidence such assignment.

Section 6.7.                                 Proprietary Information and Inventions Agreements.  Effective as of the Distribution Effective Time, Ironwood shall, or shall cause the appropriate member of the Ironwood Group to, waive such rights under any proprietary information, confidentiality, inventions, restrictive covenant or similar agreement between any Cyclerion Employee and any Ironwood Group member as Ironwood determines in its discretion to be necessary or appropriate to permit such Cyclerion Employee to perform her services to Cyclerion or a Cyclerion Group member from and after the Distribution Effective Time.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1.                                 Negotiation.  A Party seeking resolution of (i) a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transaction contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”) shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”).  The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed fifteen (15) days from the time of receipt by a Party of the Dispute Notice.  If the Dispute has not been resolved within fifteen (15) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of Ironwood and Cyclerion shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.  Any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article VII.

Section 7.2.                                 Arbitration.  Any Dispute that is not resolved pursuant to Section 7.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration pursuant to the procedures set forth in Section 8.2 of the Separation Agreement.

Section 7.3.                                 Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.

Section 7.4.                                 Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding; provided, however, that any other relief not expressly permitted under this Section 7.4 must be pursued in accordance with Section 7.2, with all remedies being cumulative to the extent allowed by applicable Law.  The Parties further agree that any action brought under this Section 7.4 shall be brought exclusively in the state or federal courts within the Commonwealth of Massachusetts and that such courts shall have personal jurisdiction over the Parties in such action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.                                 Complete Agreement; Construction.  This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall prevail.

Section 8.2.                                 Transaction Agreements.  Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.

Section 8.3.                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 8.4.                                 Survival of Agreements.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.5.                                 Expenses.

(a)                                 Except as otherwise expressly provided in this Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to the Distribution Effective Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement shall be borne and paid by Ironwood.

(b)                                 Except as otherwise expressly provided in this Agreement (including this Section 8.4), or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Distribution Effective Time; provided, however, that, except as otherwise expressly provided in this Agreement, any fees, costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the Transfer to or Assumption by a Party or its Subsidiary of any Assets or Liabilities in connection with the Separation shall be borne by the Party or its Subsidiary to which such Assets are being Transferred or which is Assuming such Liabilities.

Section 8.6.                                 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6):

To Ironwood:

Ironwood Pharmaceuticals, Inc.

301 Binney Street

Cambridge, MA 02142

United States

Attn: General Counsel

Phone: 617-621-7722

Facsimile: 617-588-0623

To Cyclerion:

Cyclerion Therapeutics, Inc.

301 Binney Street

Cambridge, MA 02142

United States

Attn: Chief Financial Officer

Phone:

Facsimile:

Section 8.7.                                 Waivers.  The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.

Section 8.8.                                 Assignment.  No Party may assign any rights or delegate any obligations arising under Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Ironwood, to a Subsidiary of Ironwood (so long as such Subsidiary remains a Subsidiary of Ironwood), (ii) with respect to Cyclerion, to a Subsidiary of Cyclerion (so long as such Subsidiary remains a Subsidiary of Cyclerion) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 8.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.  It is understood and agreed that any Party may cause any of its Subsidiaries to perform any or all of its obligations hereunder, and may designate any of its Subsidiaries to receive any of its entitlements hereunder.

Section 8.9.                                 Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.

Section 8.10.                          Termination and Amendment.  This Agreement may be terminated, modified or amended, and the Distribution may be amended, modified or abandoned, at any time prior to the Distribution Effective Time by and in the sole and absolute discretion of Ironwood without the approval of Cyclerion or the stockholders of Ironwood.  In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination.  After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Ironwood and Cyclerion.

Section 8.11.                          Payment Terms.

(a)                                 Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)                                 Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)                                  Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Ironwood or Cyclerion under this Agreement shall be made in U.S. dollars.  Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg.  Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the Indemnifying Party.

Section 8.12.                          Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.13.                          Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.

Section 8.14.                          Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.15.                          Governing Law.  This Agreement will be governed by, construed and interpreted in accordance with the Laws of the Commonwealth of Massachusetts, U.S.A., without reference to principles of conflicts of Laws.

Section 8.16.                          Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.17.                          Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “party” shall mean Ironwood or Cyclerion, as appropriate, and references to “parties” shall mean Ironwood and Cyclerion; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) Ironwood and Cyclerion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.18.                          No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 8.19.                          No Waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.20.                          Transfer of Records and Information.  Subject to applicable Law, Ironwood shall transfer to Cyclerion any and all employment records and information (including, but not limited to, any Form I-9, Form W-2 or other Internal Revenue Service forms) with respect to Cyclerion Employees and other records reasonably required by Cyclerion to enable Cyclerion properly to carry out its obligations under this Agreement. Such transfer of records and information generally shall occur as soon as administratively practicable on or after the Distribution Effective Time. Each Party will permit the other Party reasonable access to employee records and information, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder (subject to applicable Law).

Section 8.21.                          Cooperation.  The Parties agree to reasonably cooperate to effect the terms and conditions of this Agreement, from and after the date hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

IRONWOOD PHARMACEUTICALS, INC.

By:
Name:
Title:

CYCLERION THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]